EXHIBIT 10.20


24 May 2002


Mark Simon
Producer
Raven Moon Home Video Products, LLC
120 International Parkway, Suite 220
Heathrow, FL 32746
USA

Dear Mark:

The terms and conditions of this agreement ("Agreement") between Seahorse Worldwide, 211 Consumers Road, Toronto, Ontario M2J 4G8, ("Representative") and the undersigned Raven Moon Home Video Products, LLC, 120 International Parkway, Suite 220, Heathrow, FL 32746 USA, are as follows:

1. Appointment/Term: Subject to full compliance the Representative with all of the provisions hereof, Raven Moon Home Video Products, LLC hereby appoints Representative to act as its non_exclusive representative and agent for the licensing, distribution of the television programs listed on Schedule A hereto ("Programs") only in the territories listed in Schedule A ("Territory") for a term of six (6) months commencing on 1 June 2002 and terminating on 30 November 2002.

2. Services: Representative shall use its best efforts, consistent with the highest standards in the television distribution industry, to solicit and negotiate pre-sales, sales and license for the telecasting and exhibition, by means of free TV, cable, satellite and video media, subject to availability of each of the Programs as defined in Schedule A, of the program only in the Territory during the Term. Representative shall not enter into any negotiations for licensing or exhibition of the Programs outside the Territory.

3. Expenses: Representative is an independent business which agrees to incur such sales, transport and other expenses as may be customary in the television distribution business in order to maximize its sales to Licensees. All expenses incurred by the Representative shall be for its own account, and Raven Moon shall not be obligated to reimburse or incur any such expense. The payment of commission referred to above is the only financial obligation of Raven Moon Home Video Products, LLC to the representative.

4. Commissions: Seahorse Worldwide shall be entitled to a commission of twenty percent (20%) of gross sales excepting where withholding tax is applied, the commission shall be on the net sale.

5. Sales Materials: Raven Moon Home Video Products, LLC shall provide Representative with 10 brochures/flyers or a matter for duplicating and 5 VHS NTSC preview cassettes of the Programs. Raven Moon Home video Products, LLC shall also supply BSP NTSC or PAL to all broadcast clients. All materials shall remain the property of Raven Moon Home Video Products, LLC. At the end of the Term or earlier termination of this agreement, Representative shall, at their expense, return all such materials to Raven Moon Home Video Products, LLC.

5. Reports: Representative shall furnish to Raven Moon Home Video Products, LLC monthly e-mail reports regarding names of prospective buyers and details of Programs offered during the preceding months and any other information pertinent to the sales of Programs throughout the territory.

6. Termination: Each party shall have the right to terminate this Agreement on sixty days written notice without cause.

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7. Additional Acts/Document: Each of the parties shall make all reasonable good faith effort to carry the intent of this Agreement into full force and effect; and each party shall sign and deliver to the other, such documents as may be reasonably requested to vest, confirm and enforce it rights hereunder.

If the Licensor agrees that the above provisions accurately and completely represent the agreement of the parties, please sign and date two copies of this letter and return the copies to Seahorse Worldwide for countersignature, and thereby constitute this letter the binding agreement of the parties.

Your sincerely,


Seahorse worldwide ("Representative")       Raven Moon Home Video Products, LLC



/s/  Patricia Scarlett                      /s/  Joey DiFrancesco
-----------------------------------         ----------------------------------
     Patricia Scarlett                           Joey DiFrancesco
     Vice President Sales & Distribution         Executive Producer
     17 June 2002                                6/10/02
     ------------                                -------
     Date                                        Date

                                   SCHEDULE A

1.       THE PROGRAM